EXHIBIT NO. 99.1

[LOGO]	News Release

	Media Contact:	Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
	Investor Contact:	Albert E. Ferrara, Jr., Acting Chief Financial Officer (513) 425-2888

AK STEEL ISSUES THIRD QUARTER RESULTS GUIDANCE

MIDDLETOWN, OH, October 1, 2003—AK Steel Holding Corporation (NYSE: AKS) said today that, as a result of a less favorable product mix, as well as continued higher raw material and energy costs, it expects its third quarter results to be lower than current estimates by industry analysts. The company said it now expects to report a net loss between $0.82 and $0.86 per diluted share, before giving effect to any potential unusual or non-recurring quarterly charges.

In addition, the company is analyzing certain goodwill and deferred tax assets, and estimates that it will incur third quarter non-cash charges, subject to the completion of the review, of approximately $190 million after tax, or $1.75 per diluted share.

“Despite our expected third quarter loss, AK Steel has liquidity of approximately $500 million, before giving any consideration to the possible sale of non-core assets,” said James L. Wainscott, acting chief executive officer. The company said it is evaluating the potential sale of non-core assets, which it believes could generate approximately $300 million in proceeds, which the company said would be utilized primarily for the reduction of debt.

“In short order we will outline an approach that is designed to return us to a sustainable level of profitability. Importantly, and contrary to published speculation, that approach will not include any plan to seek bankruptcy protection,” he said.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has about 10,000 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.